Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS FIRST-QUARTER 2006 RESULTS

 — Increases Earnings Projections for 2006 —

•                  Net sales were $664.3 million, 0.3 percent above first-quarter 2005 results. Core net sales*, which exclude sales of Berlex imaging agents, sales to Abbott and the impact of foreign exchange, grew 10.5 percent.

•                  Adjusted* first-quarter 2006 diluted earnings per share were $0.62, including, for the first time, the impact of stock option expense, compared to $0.55 in 2005. Had the company recorded the pro-forma stock option expense of $0.02 during the 2005 first quarter, adjusted* earnings per share would have increased 17.0 percent year over year.

•                  GAAP diluted earnings per share were $0.49 in the first quarters of both 2006 and 2005. The 2006 diluted earnings per share included stock option expense.

LAKE FOREST, Ill., May 9, 2006 — Hospira, Inc. (NYSE:HSP), a leading global hospital products company, today reported results for the first quarter ended March 31, 2006.

“Hospira began the year on very strong footing,” said Christopher B. Begley, chief executive officer, Hospira. “We continued to drive growth, increasing our core net sales* by more than 10 percent. In addition to launching several new products, we made significant progress toward completing the two-year transition related to our spin-off as an independent public company. It was an excellent quarter for the company and a great start to 2006, thanks to the continued effort and dedication of our employees.”

Certain results in this press release are discussed on both a U.S. Generally Accepted Accounting Principles (GAAP) and a non-GAAP (adjusted) basis. Adjusted* measures exclude certain items more fully described in the section “Use of Non-GAAP Financial Measures” contained in this press release. A reconciliation of the adjusted financial information to the most comparable GAAP measure is contained in the schedules attached to the press release.

Hospira’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R) on Jan. 1, 2006, resulted in the recognition of stock option expense for the first time in the income statement for the quarter ended March 31, 2006, which adversely affects comparisons to the 2005 period.

Significant Events for the First Quarter

•                  Introduced the LifeCare PCA® infusion system. The next-generation patient-controlled analgesia pump features wireless Hospira MedNet® capability, further extending the number of pump platforms for which Hospira MedNet is available.

•                  Launched the anti-infective foscarnet, the first of Hospira’s generic injectable pharmaceutical product launches planned for 2006.

•                  Announced a marketing and distribution alliance between Hospira and Taiyo Yakuhin, the leading generic pharmaceuticals manufacturer in Japan, the world’s second-largest pharmaceutical market.

•                  Announced plans to close manufacturing plants in Ashland, Ohio, and Montreal, Canada, as part of the company’s manufacturing optimization initiatives, relocating most of the production to other Hospira facilities or third-party sources. Also provided the timeline for relocating production from the North Chicago, Ill., facility leased from Abbott.

•                  Announced a $400 million share repurchase program. As of March 31, 2006, the company had repurchased a total of 5.5 million shares for an aggregate price of $224.8 million.

•                  Announced the nominations for election to Hospira’s board of directors of Ronald A. Matricaria and Mark F. Wheeler, and the planned resignations of Judith C. Pelham and William L. Weiss from the board, effective May 17, 2006, the date of Hospira’s annual meeting of shareholders.

•                  Progressed with the separation from Abbott, transitioning 13 additional countries to Hospira, continuing the build-out of Hospira’s independent information technology infrastructure, and completing the move of employees into the company’s new research and development (R&D) facility. In addition, launched the Asia-Pacific regional headquarters in Osaka, Japan, completing the launch of all four of Hospira’s regional hubs.

Financial and Operating Review

Consolidated net sales in the quarter increased 0.3 percent to $664.3 million, compared to $662.1 million in the first quarter of 2005. A schedule detailing sales by product line for the first quarters of 2006 and 2005 is attached to this press release.

In the first quarter of 2006, compared to the same quarter of 2005, the components of change in consolidated net sales were as follows:

•                  Improved volume and mix (excluding the sales of Berlex imaging agents) — favorable 7.3 percentage points,

•                  Favorable pricing — 0.8 percentage point,

•                  Foreign currency translation — unfavorable (0.2) percentage point, and

•                  Termination of the Berlex agreement to distribute its imaging agents — unfavorable (7.6) percentage points.

Gross profit in the quarter was $244.8 million, an increase of 12.4 percent from $217.8 million in the same period last year. Gross margin in the quarter was 36.9 percent, compared to 32.9 percent in the prior year’s first quarter. Adjusted* gross profit grew 18.5 percent to $261.8 million, compared to $220.9 million in the same quarter of 2005. The adjusted* gross margin for the first quarter improved to 39.4 percent from 33.4 percent last year.

The improvement to adjusted* gross margin was primarily attributable to:

•                  Improved volume and mix — 4.6 percentage points, of which 2.2 percentage points represented the impact of the termination of the Berlex agreement,

•                  Favorable manufacturing performance — 1.5 percentage points,

•                  Favorable pricing — 0.5 percentage point, and

•                  Higher international freight and distribution costs — unfavorable (0.8) percentage point.

R&D expense rose 9.2 percent in the quarter to $31.0 million, or 4.7 percent of sales, compared to $28.4 million, or 4.3 percent of sales, in the first quarter of 2005. Adjusted* R&D expense in the quarter was $29.1 million, or 4.4 percent of sales, compared to $28.3 million, or 4.3 percent of sales, for the same period last year. The increase in adjusted* R&D expense was primarily due to stock option expense as a result of the adoption of SFAS No. 123R.

Selling, general and administrative (S,G&A) expense in the quarter was $101.8 million, or 15.3 percent of sales, compared to $81.9 million, or 12.4 percent of sales in the first quarter of 2005. Adjusted* S,G&A expense in the quarter was $91.2 million, or 13.7 percent of sales, compared to $72.0 million for the same period last year, or 10.9 percent of sales. The increase in the adjusted* S,G&A was primarily driven by inflation and higher ongoing, incremental costs associated with being a stand-alone public company, particularly in relation to establishing the company’s own information technology system and independent international operations. The inclusion of stock option expense in the first quarter of 2006 was also a factor in the higher adjusted* S,G&A expense.

Income from operations in the quarter was $112.0 million, compared to $107.5 million in the first quarter of 2005. The operating margin for the quarter was 16.9 percent, compared to 16.2 percent for the same period in 2005. Adjusted* income from operations in the quarter was $141.6 million, an increase of 17.3 percent from $120.7 million in the first quarter of 2005. The adjusted* operating margin for the quarter was 21.3 percent, compared to 18.2 percent in the same period of 2005. The increase was attributable to the improvement in gross margin, which more than offset higher S,G&A expense.

Interest expense in the quarter was $7.7 million, compared to $7.2 million in the same period of 2005. Other income was $4.7 million in the quarter, compared to other income of $1.2 million in the first quarter of 2005. The majority of the change is due to higher interest income.

Net income in the quarter was $80.2 million, compared to $77.2 million in the first quarter of 2005. Adjusted* net income for the quarter increased 16.9 percent to $101.9 million, from $87.2 million in 2005. The tax rate for the quarter was 26.5 percent, compared to 24.0 percent in 2005. The tax rate increase is primarily due to increased income generated in the United States, which has higher tax rates than foreign jurisdictions.

Cash Flow Items

Cash flow from operations for the first quarter of 2006 was $130.5 million, compared to $90.4 million in the same quarter of 2005.

Depreciation and amortization expense was $37.6 million, compared to $40.6 million in the first quarter of 2005. The decrease primarily reflects a lower balance of infusion pumps on Hospira’s balance sheet.

Capital expenditures were $76.0 million for the first quarter of 2006, compared to $50.1 million for the same period in 2005. The increase was driven by spending related to building the company’s independent infrastructure and to manufacturing-related projects.

2006 Projections

Hospira continues to project that annual net sales growth for the 2006 year will be in the 4 to 6 percent range.

The company has increased its adjusted* diluted earnings per share and adjusted* operating margin projections for 2006 from the initial projections provided in February 2006. In addition, with the adoption of SFAS No. 123R, these estimates now reflect the inclusion of the previously projected stock option expense for 2006.

Adjusted* diluted earnings per share for 2006, which exclude the items listed below, are projected to be in the range of $1.97 to $2.02, including stock option expense of $0.15 a share. The adjusted* operating margin is estimated to be in the 16.3 to 16.8 percent range, including pre-tax stock option expense of approximately $33 million.

The reconciliation between the projected adjusted* diluted earnings per share and earnings per share on a GAAP basis is:

Diluted earnings per share — adjusted* (includes $0.15 of stock option expense)	$1.97 - $2.02

Estimated non-recurring transition expenses related to becoming an independent, stand-alone company (mid-point of an estimated $0.10 to $0.12 per diluted share range for 2006)	($0.11)

Estimated charges related to previously announced manufacturing optimization initiatives (mid-point of an estimated $0.22 to $0.26 per diluted share range for 2006)	($0.24)

Diluted earnings per share — GAAP basis	$1.62 - $1.67

In addition, the company continues to project that cash flow from operations in 2006 will be in the $520 million to $570 million range. Depreciation and amortization is projected to range between $150 million to $160 million. Capital expenditures are projected to be in the $230 million to $260 million range.

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included within this press release, Hospira has provided certain information that is considered to be non-GAAP financial measures.

As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses in 2006 and 2005 related to becoming an independent, stand-alone company and charges related to the company’s manufacturing optimization initiatives. In addition, the company is providing adjusted* earnings per share including pro-forma stock option expense for the first quarter of 2005 to facilitate year-over-year comparability, given the company’s adoption of SFAS No. 123R on
Jan. 1, 2006.

“Core net sales,” as used in this press release, refer to Hospira’s consolidated net sales excluding U.S. and international sales to Abbott related to transition arrangements made at the time of the spin-off, sales of Berlex imaging agents under the arrangement that terminated during the second quarter of 2005, and the impact of foreign exchange translation. Management believes that core net sales provide investors an additional measure to assess the underlying sales trend of Hospira’s ongoing business.

Management believes that the charges and sales excluded in the manner described above are not necessarily indicative of the company’s base business results. Therefore, management believes that these non-GAAP financial measures, when presented together with and reconciled to the comparable measures presented in accordance with GAAP, are useful to both management and investors in their analysis of the company’s ongoing business and operating performance. Management believes that such presentation enables investors to have more complete information with which to assess the company’s results of operations and prospects. Such presentation also facilitates period-to-period comparison of Hospira’s operating results. In addition, management uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the first quarter of 2006, Hospira incurred non-recurring pre-tax transition expenses of $13.5 million ($9.9 million, or $0.06 per share, after tax) related to establishing an independent infrastructure. The company has previously stated that these non-recurring transitional expenses are expected to total approximately $100 million over the two-year period ending in the second quarter of 2006. A total of $91.9 million of these costs have been incurred through March 31, 2006.

Also included in the first-quarter 2006 GAAP diluted earnings per share are $16.1 million ($11.8 million, or $0.07 per share, after tax) for restructuring and other charges related to the company’s manufacturing optimization initiatives, which include the planned closing of the Donegal (Ireland), Ashland and Montreal facilities, and the relocation of production from the leased North Chicago facility.

In the first quarter of 2005, Hospira incurred non-recurring pre-tax transition expenses of $10.7 million ($8.2 million, or $0.05 per share, after tax) related to establishing an independent infrastructure. The company also incurred an asset impairment charge of $2.4 million, ($1.8 million, or $0.01 per share, after tax) related to the sale to ICU Medical of the Salt Lake City critical care manufacturing facility and certain equipment and inventory. In addition, as previously indicated, the first-quarter 2005 GAAP results do not include stock option expense.

Webcast

A conference call for investors and media will be held at 9 a.m. Central Time, Tuesday, May 9, 2006. A live webcast of the conference call will be available at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup to receive the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Lynn McHugh
(224) 212-2276	(224) 212-2363

Tareta Adams
(224) 212-2535

###

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended March 31
	2006	2005	% Change
Net sales	$624,106	$616,695	1.2
Net sales to Abbott Laboratories	40,188	45,366	(11.4)
Total Net Sales	664,294	662,061	0.3

Cost of products sold	419,498	444,285	(5.6)
Gross Profit	244,796	217,776	12.4

Research and development	31,001	28,391	9.2
Selling, general and administrative	101,794	81,875	24.3
Income From Operations	112,001	107,510	4.2

Interest expense	7,657	7,169	6.8
Other (income), net	(4,746)	(1,205)	nm
Income Before Income Taxes	109,090	101,546	7.4

Income tax expense	28,907	24,371	18.6
Net Income	$80,183	$77,175	3.9

Earnings Per Common Share:
Basic	$0.50	$0.49	2.0
Diluted	$0.49	$0.49	0.0

Weighted Average Common Shares Outstanding:
Basic	160,933	157,191	2.4
Diluted	164,345	158,519	3.7

Hospira, Inc.

Reconciliation of Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,								% Change vs.
	2006				2005				Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted	GAAP	Adjusted

Net sales	$624,106	$—		$624,106	$616,695	$—		$616,695	1.2	1.2
Net sales to Abbott Laboratories	40,188	—		40,188	45,366	—		45,366	(11.4)	(11.4)
Total Net Sales	664,294	—		664,294	662,061	—		662,061	0.3	0.3

Cost of products sold	419,498	(17,032	)A	402,466	444,285	(3,141	)C	441,144	(5.6)	(8.8)
Gross Profit	244,796	17,032		261,828	217,776	3,141		220,917	12.4	18.5

Research and development	31,001	(1,934	)B	29,067	28,391	(108	)B	28,283	9.2	2.8
Selling, general and administrative	101,794	(10,608	)B	91,186	81,875	(9,919	)B	71,956	24.3	26.7
Income From Operations	112,001	29,574		141,575	107,510	13,168		120,678	4.2	17.3

Interest expense	7,657	—		7,657	7,169	—		7,169	6.8	6.8
Other (income), net	(4,746)	—		(4,746)	(1,205)	—		(1,205)	nm	nm
Income Before Income Taxes	109,090	29,574		138,664	101,546	13,168		114,714	7.4	20.9

Income tax expense	28,907	7,837		36,744	24,371	3,160		27,531	18.6	33.5
Net Income	$80,183	$21,737		$101,920	$77,175	$10,008		$87,183	3.9	16.9

Earnings Per Common Share:
Basic	$0.50	$0.13		$0.63	$0.49	$0.06		$0.55	2.0	14.5
Diluted	$0.49	$0.13		$0.62	$0.49	$0.06		$0.55	0.0	12.7	D

Weighted Average Common Shares Outstanding:
Basic	160,933	160,933		160,933	157,191	157,191		157,191	2.4	2.4
Diluted	164,345	164,345		164,345	158,519	158,519		158,519	3.7	3.7

Statistics (as a% of Total Net Sales, except for income tax rate)

Gross Profit	36.9%			39.4%	32.9%			33.4%

R&D	4.7%			4.4%	4.3%			4.3%

SG&A	15.3%			13.7%	12.4%			10.9%

Income From Operations	16.9%			21.3%	16.2%			18.2%

Income Before Income Taxes	16.4%			20.9%	15.3%			17.3%

Net Income	12.1%			15.3%	11.7%			13.2%

Income tax rate	26.5%			26.5%	24.0%			24.0%

A — Includes costs of $16,059 related to the planned closure of the Donegal, Ireland; Ashland, Ohio; Montreal; and North Chicago, IL plants and non-recurring transition costs of $973.

B — Non-recurring transition costs.

C — Includes an impairment charge of $2,429 related to the sale of the Salt Lake City manufacturing plant to ICU Medical, and non-recurring transition costs of $712.

D — Had the Company recorded stock option expense during 2005, growth in adjusted diluted EPS would have been 17.0%. A reconciliation follows:

	2005	2006	% Change
Adjusted diluted EPS	$0.55	$0.62	12.7%
Pro-forma Option Expense	0.02	n/a	n/a
Adjusted diluted EPS (including 2005 Pro-forma Option Expense)	$0.53	$0.62	17.0%

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	March 31	December 31
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$331,792	$520,610
Net trade receivables	362,531	327,146
Inventory	562,379	510,268
Prepaid expenses, deferred income taxes and other receivables	199,897	203,141
Total Current Assets	1,456,599	1,561,165

Net property and equipment	1,008,800	990,813
Intangible assets, net of amortization	14,444	14,926
Goodwill	89,197	89,197
Deferred income taxes	14,361	17,692
Other assets	126,444	115,389
Total Assets	$2,709,845	$2,789,182

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$6,043	$2,579
Trade accounts payable	170,467	129,865
Salaries payable and other accruals	405,686	384,713
Due to Abbott, net	53,298	79,079
Total Current Liabilities	635,494	596,236
Long-term debt	688,171	695,285
Post-retirement obligations, deferred income taxes and other long-term liabilities	171,263	169,794
Commitments and Contingencies	—	—
Total Liabilities	1,494,928	1,461,315
Total Shareholders' Equity	1,214,917	1,327,867
Total Liabilities and Shareholders' Equity	$2,709,845	$2,789,182

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	2006	2005

Cash Flow From (Used in) Operating Activities:

Net income	$80,183	$77,175
Adjustments to reconcile net income to net cash from operating activities—
Depreciation	37,137	39,770
Amortization of intangibles	482	815
Stock-based compensation expense	6,511	—
Trade receivables	(32,815)	(28,753)
Inventories	(50,929)	(8,370)
Prepaid expenses and other assets	(3,109)	1,079
Trade accounts payable and other liabilities	66,684	23,451
Other, net	26,387	(14,763)
Net Cash From Operating Activities	130,531	90,404

Cash Flow (Used in) From Investing Activities:

Acquisitions of property and equipment	(75,986)	(50,065)
Investments	(12,045)	—
Sales of marketable securities	—	72,438
Net Cash (Used in) From Investing Activities	(88,031)	22,373

Cash Flow (Used in) From Financing Activities:

Payment to Abbott for international net assets	(26,129)	—
Common stock repurchased	(224,793)	—
Issuance of long-term debt, net of fees paid	—	1,750
Repayment of long-term debt	(44)	—
Other borrowings, net	9	—
Excess tax benefit from stock-based compensation arrangements	2,430	—
Proceeds from stock options exercised	16,574	15,338
Net Cash (Used in) From Financing Activities	(231,953)	17,088

Effect of exchange rate changes on cash and cash equivalents	635	(774)

Net change in cash and cash equivalents	(188,818)	129,091
Cash and cash equivalents at beginning of period	520,610	127,695
Cash and cash equivalents at end of period	$331,792	$256,786

Hospira, Inc.

(Unaudited)

(dollars in millions)

Sales by Product Line

	Three Months Ended March 31		Percent Change vs.
	2006	2005	Prior Year*

U.S. —

Specialty Injectable Pharmaceuticals	$185	$224	(17.5)
Medication Delivery Systems	213	188	13.3
Injectable Pharmaceutical Contract Manufacturing	52	50	4.0
Sales to Abbott Laboratories	24	28	(13.6)
Other	75	60	25.0
Total U.S.	549	550	(0.2)

International —

Sales to Third Parties	99	95	5.1
Sales to Abbott Laboratories	16	17	(7.9)
Total International Sales	115	112	3.1
Consolidated Net Sales	$664	$662	0.3

Reconciliation of Consolidated Net Sales to Core Net Sales

	Three Months Ended March 31		Percent Change vs.
	2006	2005	Prior Year*

Consolidated Net Sales	$664	$662	0.3

Less:
Sales to Abbott Laboratories	(40)	(45)
Berlex imaging agents	—	(50)
Impact of foreign currency	2	—
Core Net Sales	$626	$567	10.5

* Percent change computed based on unrounded numbers.

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	Net Sales			Income from Operations
	2006	2005	% Change	2006	2005	% Change
U.S.	$549,194	$550,390	(0.2)	$114,045	$98,152	16.2

International	115,100	111,671	3.1	11,914	21,653	(45.0)
Total reportable segments	$664,294	$662,061	0.3	125,959	119,805	5.1
Corporate functions				(13,958)	(12,295)	13.5
Income from operations				112,001	107,510	4.2
Other, net				(2,911)	(5,964)	nm
Income before income taxes				$109,090	$101,546	7.4